UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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HIGHLAND FUNDS II

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MEDIA CONTACT:
Lucy Bannon | 1-972-419-6272 | lbannon@highlandcapital.com

Highland Capital Management Expands 3% Consent Fee Eligibility in Global Allocation Fund Conversion Proposal

All third-party shareholders will be eligible for consent fee if they vote in favor of proposal and remain in Fund through conversion

DALLAS – August 17, 2018 – The Highland Global Allocation Fund, a series of Highland Funds II (the “Registrant” or the “Fund”) will update the 3% consent fee paid by Highland Capital Management Fund Advisors, L.P. (“Highland”) to consenting third party shareholders in the Fund’s proposal to convert from an open-end mutual fund to a closed-end fund. The Fund, which is advised by Highland, announced the proposal on August 7, 2018.

Under Highland’s expanded commitment, all third-party shareholders will be eligible for the consent fee if the conversion is completed, they vote in favor of the proposal and remain in the Fund through the conversion.

The Fund is asking shareholders to vote in support of authorizing the Board of Trustees of Highland Funds II to amend the Fund’s Agreement and Declaration of Trust to convert the Fund into a closed-end fund. To facilitate the conversion, the Fund is also seeking authorization from its shareholders to redomicile the Fund from a series of a Massachusetts business trust into a stand-alone Massachusetts business trust.

Information for Shareholders

Highland urges shareholders to read the definitive proxy statement when it becomes available and any other relevant documents filed by the Registrant with the SEC because such documents will contain important information. Shareholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at sec.gov. In addition, documents filed with the SEC by the Fund will be available free of charge on the investor relations portion of the Highland website at highlandfunds.com. The Registrant, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the transaction. The names of Highland’s directors and executive officers and a description of their interests in Highland are set forth in Highland’s Annual Report on Form N-CSR for the fiscal year ended September 30, 2017, which was filed with the SEC on December 6, 2017. Shareholders can obtain more detailed information regarding the direct and indirect interests of Highland’s directors and executive officers in the transaction by reading the definitive proxy statement when it becomes available.

About Highland Capital Management Fund Advisors, L.P.

Highland Capital Management Fund Advisors, L.P. is the retail arm of Highland Capital Management, L.P., a multibillion-dollar global alternative investment manager founded in 1993 by Jim Dondero and Mark Okada. A pioneer in the leveraged loan market, the firm has evolved over 25 years, building on its credit expertise and value-based approach to expand into other asset classes. Today, Highland operates a diverse investment platform, serving both institutional and retail investors worldwide. In addition to high yield credit, Highland’s investment capabilities include public equities, real estate, private equity and special situations, structured credit, and sector- and region-specific verticals built around specialized teams. Highland is headquartered in Dallas, Texas and maintains offices in New York, Buenos Aires, São Paulo, Singapore, and Seoul. For more information visit highlandfunds.com.

WWW.HIGHLANDFUNDS.COM

MEDIA CONTACT:
Lucy Bannon | 1-972-419-6272 | lbannon@highlandcapital.com

Before investing, you should carefully consider the Fund’s investment objectives, risks, charges and expenses. For a copy of a prospectus or summary prospectus, which contains this and other information, please visit our website at highlandfunds.com or call 1-877-665-1287. Please read the fund prospectus carefully before investing.

HIGHLAND GLOBAL ALLOCATION FUND AS OF JULY 31, 2018

	INCEPT.	YTD	1-YR	5-YR	10-YR
Class A	9.8.93	8.71	11.28	6.62	6.36
Class A (w/load)	9.8.93	2.49	4.83	5.36	5.73
Class C	9.30.99	8.08	10.26	5.80	5.55
Class C (w/load)	9.30.99	7.08	9.26	5.80	5.55
Class Y	1.5.98	8.75	11.47	6.84	6.61
Morningstar World Allocation Category		0.17	5.05	4.75	5.14

HIGHLAND GLOBAL ALLOCATION FUND AS OF JUNE 30, 2018

	INCEPT.	YTD	1-YR	5-YR	10-YR
Class A	9.8.93	-0.70	1.29	5.57	5.21
Class A (w/load)	9.8.93	-6.38	-4.55	4.33	4.58
Class C	9.30.99	-1.16	0.56	4.77	4.41
Class C (w/load)	9.30.99	-2.12	-0.39	4.77	4.41
Class Y	1.5.98	-0.58	1.60	5.82	5.46
Morningstar World Allocation Category		-1.40	5.41	5.02	4.72

Strategy inception date is April 9, 2013.

The performance data quoted represents past performance and is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. For performance data current to the most recent month-end, please visit our website at highlandfunds.com.

Note: Effective April 9, 2013, Highland Core America Equity Fund was renamed Highland Global Allocation Fund. At the same time, Highland Capital Management Fund Advisors, L.P. became the sole Adviser to the Fund and the Fund no longer utilizes a sub-adviser. In addition to these changes, the Fund’s investment strategies were revised and the Fund will no longer invest at least 80% of its assets in domestic equity securities.

The Highland Global Allocation Fund | HCOAX = Highland Global Allocation Fund – Class A | HCOCX = Highland Global Allocation Fund – Class C | HCOYX = Highland Global Allocation Fund – Class Y

Comparison of fund returns to the Morningstar World Allocation Category may not be meaningful prior to the investment strategy change on April 9, 2013. Morningstar placed the Fund in the World Allocation category on November 29, 2013.

FEES & EXPENSES (%)

Class A: 1.59 Gross, 1.59 Net; Class C: 2.34 Gross, 2.34 Net; Class Y: 1.34 Gross, 1.34 Net

SALES CHARGES

Class A Max Sales Charge: 5.75%. Class C Contingent Deferred Sales Charge (“CDSC”) is 1.5% within the first year from each purchase. Performance results reflect the contractual waivers and/or reimbursements of fund expenses by the Advisor. Absent this limitation, performance results would have been lower. The Advisor has contractually agreed to limit the total annual operating expenses (exclusive of distribution and/or service (12b-1)

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MEDIA CONTACT:
Lucy Bannon | 1-972-419-6272 | lbannon@highlandcapital.com

fees, taxes, such as deferred tax expenses, dividend expenses on short sales, interest payments, brokerage commissions and other transaction costs, acquired fund fees and expenses and extraordinary expenses (collectively, the “Excluded Expenses”)) of the Fund (the “Expense Cap”). The Expense Cap will continue through at least January 31, 2019.

RISK CONSIDERATIONS

Credit Risk. The risk that the Fund could lose money if the issuer or guarantor of a fixed income security, or the counterparty of a derivatives contract or repurchase agreement, is unable or unwilling (or is perceived to be unable or unwilling) to make a timely payment of principal and/or interest, or to otherwise honor its obligations.

Currency Risk. The risk that the values of foreign investments may be affected by changes in the currency rates or exchange control regulations.

Derivatives Risk. Derivatives, such as futures and options, are subject to the risk that changes in the value of a derivative may not correlate perfectly with the underlying asset, rate or index. Derivatives also expose the Fund to the credit risk of the derivative counterparty. Derivative contracts may expire worthless and the use of derivatives may result in losses to the Fund.

Foreign and Emerging Markets Risk. The Fund may invest in foreign and emerging market securities which involves certain risks such as currency volatility, political and social instability and reduced market liquidity.

Growth Investing Risk. The risk of investing in growth stocks that may be more volatile than other stocks because they are more sensitive to investor perceptions of the issuing companies growth potential.

Value Investing Risk. The risk of investing in undervalued stocks that may not realize their perceived value for extended periods of time or may never realize their perceived value.

Focused Investment Risk. The risk that although the Fund is a diversified fund, it may invest in securities of a limited number of issuers in an effort to achieve a potentially greater investment return than a fund that invests in a larger number of issuers. As a result, price movements of a single issuer’s securities will have a greater impact on the Fund’s net asset value, causing it to fluctuate more than that of a more widely diversified fund.

Illiquid and Restricted Securities Risk. Certain investments made by the Funds may be illiquid, and consequently the Funds may not be able to sell such investments at prices that reflect the Investment Adviser’s assessment of their value or the amount originally paid for such investments by the Funds. Illiquidity may result from the absence of an established market for the investments as well as legal, contractual or other restrictions on their resale and other factors. Furthermore, the nature of the Funds’ investments, especially those in financially distressed companies, may require a long holding period prior to profitability.

Restricted securities (i.e., securities acquired in private placement transactions) and illiquid securities may offer higher yields than comparable publicly traded securities. The Funds, however, may not be able to sell these securities when the Investment Adviser considers it desirable to do so or, to the extent they are sold privately, may have to sell them at less than the price of otherwise comparable securities. Restricted securities are subject to limitations on resale which can have an adverse effect on the price obtainable for such securities. Also, if in order to permit resale the securities are registered under the Securities Act at a Fund’s expense, the Fund’s expenses would be increased. A high percentage of illiquid securities in a Fund creates risk that such a Fund may not be able to redeem its shares without causing significant dilution to remaining shareholders.

MLP Risk. The risk of investing in MLP units, which involves some risks that differ from an investment in the equity securities of a company. The Fund currently holds and may in the future hold a significant investment in MLP units. Holders of MLP units have limited control and voting rights on matters affecting the partnership. Holders of units issued by an MLP are exposed to a remote possibility of liability for all of the obligations of that MLP in the event that a court determines that the rights of the holders of MLP units to vote to remove or replace the general partner of that MLP, to approve amendments to that MLP’s partnership agreement, or to take other action under the partnership agreement of that MLP would constitute “control” of the business of that MLP, or a court or governmental agency determines that the MLP is conducting business in a state without complying

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MEDIA CONTACT:
Lucy Bannon | 1-972-419-6272 | lbannon@highlandcapital.com

with the partnership statute of that state. Holders of MLP units are also exposed to the risk that they will be required to repay amounts to the MLP that are wrongfully distributed to them. Additionally: A sustained reduced demand for crude oil, natural gas and refined petroleum products could adversely affect MLP revenues and cash flows; Changes in the regulatory environment could adversely affect the profitability of MLPs. Investments in MLP units also present special tax risks. See “MLP Tax Risk” in the prospectus.

Morningstar World-allocation Category consists of portfolios seeking to provide both capital appreciation and income by investing in three major areas: stocks, bonds, and cash. While these portfolios do explore the whole world, most of them focus on the U.S., Canada, Japan, and the larger markets in Europe. It is rare for such portfolios to invest more than 10% of their assets in emerging markets. These portfolios typically have at least 10% of assets in bonds, less than 70% of assets in stocks, and at least 40% of assets in non- U.S. stocks or bonds.

Prepared by Highland Capital Funds Distributor, Inc. (“HCFD”), Member FINRA/SIPC. | HCFD is an affiliate of Highland Capital Management Fund Advisors, L.P.

NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE

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